EXHIBIT 99



 NEWS RELEASE                                           FOR IMMEDIATE RELEASE
                                                        March 15, 2001


               CIRCUIT SYSTEMS, INC. ANNOUNCES LIQUIDATION PLAN


           ELK GROVE VILLAGE, ILLINOIS - Circuit Systems, Inc. (NASDAQ:CSYI) filed for protection from creditors on September 5, 2000 and has been operating in Chapter XI . After failing to obtain financing necessary to emerge from bankruptcy, the Company announced a plan to sell all of its assets in an orderly liquidation of the company. With the approval of its secured lender the Company has contacted its customers and agreed to continue to supply circuit boards for another 60 to 90 days until the customers can identify an alternative supplier. The Company expects to generate proceeds from the sale of its assets in an amount necessary to satisfy the claims of its secured creditor and provide a small dividend to the unsecured creditors.

           The Company has already sold its manufacturing facility in Antioch, Illinois, but will continue to occupy the space for a short period of time as it fulfills outstanding customer orders. The Company has recently sold its information technology subsidiary, Infovision, Inc. The Company has a letter of commitment for the purchase of the assets of its Santa Clara, California manufacturing facility.

           All of the Directors of the Company have resigned, except for Thomas W. Rieck, who is assisting the Company's financial consultants, Brent
 I. Kugman & Associates, in the sale of the assets and the winddown of operations.

           Please consult  the  www.ilnb.uscourts.gov website  for  financial
 statements  and  other  information.   Questions  can  be  directed  to  the
 following individuals at the telephone number adjacent to his name:

           Dale Marcus, financial consultant       312-251-5550
           Doug Brann, General Manager             847-439-1999
           Thomas W. Rieck                         312-726-4646

           Headquartered in Elk Grove Village, Illinois, Circuit Systems, Inc. is a manufacturer of single-sided, double-sided and multilayer printed circuit boards in low to high volumes. The Company operates printed circuit board manufacturing facilities in Elk Grove Village and Antioch, Illinois, and Santa Clara, California.